News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER SALES
Confirms EPS Guidance of $0.71 to $0.76 for Fourth Quarter
President and CEO Robert Alderson Returns

NASHVILLE, Tenn. (February 7, 2013) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 14-week and 53-week periods ended February 2, 2013, that were within the Company’s previous guidance.

Net sales for the 14 weeks ended February 2, 2013, increased 9.0% to $162.6 million compared with $149.1 million for the 13 weeks ended January 28, 2012. On a 13-week basis, comparable store sales for the fourth quarter of fiscal 2012 decreased 2.6% compared with an increase of 1.4% in the prior-year quarter. Kirkland’s opened 17 stores and closed 2 during the fourth quarter, bringing the total number of stores to 323 at quarter end.

Net sales for the 53 weeks ended February 2, 2013, increased 4.2% to $448.0 million compared with $430.3 million for the 52 weeks ended January 28, 2012. On a 52-week basis, comparable store sales for fiscal 2012 decreased 3.0% compared with a 4.0% decrease in fiscal 2011. The Company opened 42 stores and closed 28 during fiscal 2012.

Based on these results, Kirkland’s confirmed its previous guidance of earnings of $0.71 to $0.76 per diluted share for the fourth quarter of fiscal 2012. The Company also announced that Robert Alderson has returned to his duties as President and Chief Executive Officer.

Kirkland’s will issue its earnings release for the fourth quarter before the market opens on Thursday, March 14, 2013, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Thursday, March 21, 2013, by dialing (402) 977-9140 and entering the confirmation number, 21646219.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=92067 on March 14, 2013, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 318 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2012. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.